Exhibit 10.17

DIRECTORS’ COMPENSATION SUMMARY

Following the consummation of this offering, each independent director of our general partner will receive an annual retainer of $50,000. Each independent director will additionally receive an initial grant of the number of common units having a grant date fair value of approximately $50,000 following the closing of this offering. Each independent director will also receive an annual grant, effective on January 1st of each year, of the number of units having a grant date fair value of approximately $50,000 as of such date. Further, each independent director serving as a chairman or a member of a committee of the board of directors of our general partner will receive an annual retainer of $25,000 or $10,000, respectively.